Exhibit 10.1

FIRST AMENDMENT TO INDEMNIFICATION AGREEMENT

This FIRST AMENDMENT TO INDEMNIFICATION AGREEMENT (the “First Amendment”), dated February 1, 2006 and effective as of December 23, 2005, between Mr. Lap Shun (John) Hui (“Mr. Hui”) and Gateway, Inc., a Delaware corporation (“Gateway”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indemnification Agreement between Gateway and Mr. Hui, dated as of March 11, 2004 (the “Agreement”).

WHEREAS, Gateway and Mr. Hui entered into the Agreement;

WHEREAS, concurrently with the execution of the Agreement, Gateway, Mr. Hui and UMB Bank, N.A., as escrow agent (the “Escrow Agent”) entered into an Indemnification Escrow Agreement (the “Indemnification Escrow Agreement”) dated as of March 11, 2004;

WHEREAS, Gateway and Mr. Hui now desire to amend the Agreement as follows.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Amendment, the parties hereto, intending to be legally bound, agree to amend the Agreement as follows:

1.             The following is deleted from Section 1(a)(iii):  “provided, however, that the fees and expenses of counsel (including without limitation, the fees and expenses of experts and others retained to provide services in connection with such proceeding) and the out-of-pocket expenses incurred (collectively, “Defense Costs”) in defending such litigation shall not be included as Losses pursuant to this clause (iii);”

2.             The phrase beginning with “provided, however,” in Section 1(a)(iv) is amended to read as follows:  “provided, however, that the fees and expenses of counsel (including without limitation, the fees and expenses of experts and others retained to provide services in connection with such proceeding) and the out-of-pocket expenses incurred (collectively, “Defense Costs”) in defending such litigation shall not be included as Losses pursuant to this clause (iv); and”

3.             Section 10(b) of the Agreement is hereby amended to read in its entirety as follows:  “Upon the earlier of (i) December 23, 2008 or (ii) the resolution of all of the litigation matters referred to in Section 1(a)(iii) by written agreement or final nonappealable judgment by a court of competent jurisdiction and all claims for indemnification with respect thereto have been paid (including, but not limited to, claims for payment of any attorneys’ fees and costs payable to the plaintiffs’ counsel, any award to any certified class, and any settlement administration costs), Mr Hui shall be entitled to receive from the escrow all shares of Gateway Common Stock in excess of the number of shares having a Fair Market Value equal to any claims validly made under Section 2 of this Agreement that are pending at such time; provided, however, that as each such pending claim is paid, Mr. Hui shall be entitled to receive from the escrow all shares of Gateway Common Stock in excess of the number of shares having a Fair Market Value in excess of all remaining claims validly made under Section 2 of this Agreement.”

4.             Section 10(c) of the Agreement is hereby amended to read in its entirety as follows:  “On and following March 11, 2006, the Indemnified Parties (i) may no longer assert claims for indemnification under Sections 1(a)(iv) and 1(a)(v) and (ii) shall no longer be entitled to seek recourse to the shares of Gateway Common Stock deposited in escrow pursuant to the Indemnification Escrow Agreement for any claim for indemnification under Section 1(a)(iv) or 1(a)(v) .”

5.             Section 10(d) of the Agreement is hereby amended in its entirety to read as follows:  “The parties agree that half of the reasonable attorneys’ fees, expert fees and other costs expended following the date hereof by the Indemnified Parties in defense of the litigation referred to in Section 1(a)(iii) (the “Attorneys’ Fees and Costs”) shall constitute Losses for purposes of this Agreement which, subject to Section 4, will also constitute Claim Amounts. Notwithstanding the foregoing, the Indemnified Parties’ sole recourse with respect to the payment of Attorneys’ Fees and Costs will be to the shares of Gateway Common Stock deposited in escrow pursuant to the Indemnification Escrow Agreement. Any claim for Attorneys’ Fees and Costs that constitutes a Loss and, subject to Section 4, a Claim Amount as defined in Section 8 of the Agreement allowing an Indemnified Party to send a Gateway Payment Request to Mr. Hui and to the Escrow Agent. The Indemnified Party may submit a Gateway Payment Request for Attorneys’ Fees and Costs no more frequently than monthly.”

6.             Section 11 is hereby amended to provide for notice to Gateway as follows:

“If to Gateway, to:

Gateway, Inc.

7565 Irvine Center Drive

Irvine, California  92618

Attn:  Michael R. Tyler, General Counsel

Facsimile No.:  (949) 471-7020

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California  90071

Attn:  Brian J. McCarthy, Esq.

Facsimile No.:  (213) 687-5600”

7.             Except as otherwise amended herein, the Indemnification Agreement shall remain in full force and effect. If there is any conflict between this Amendment and the Agreement, this Amendment shall prevail.

8.             Mr. Hui hereby warrants and represents to Gateway that:

a.             this Amendment has been duly authorized, executed and delivered by Mr. Hui and constitutes the legal, valid and binding agreement of Mr. Hui, enforceable, assuming due execution and delivery by other parties hereto, against Mr. Hui in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights and remedies generally an by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law);

b.             the execution, delivery and performance of this Amendment do not, and the consummation of the transactions contemplated by this Amendment will not, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Mr. Hui is bound that could reasonably be expected to have a material adverse affect on the ability of Mr. Hui to consummate the transactions contemplated by this Amendment or perform its obligations hereunder; and

c.             Mr. Hui has had an opportunity to review this Amendment with legal counsel of his own choosing.

9.             Gateway hereby warrants and represents to Mr. Hui that:

a.             this Amendment has been duly authorized, executed and delivered by it and constitutes the legal, valid and binding agreement of it, enforceable, assuming due execution and delivery by other parties hereto, against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights and remedies generally an by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); and

b.             the execution, delivery and performance of this Amendment do not, and the consummation of the transactions contemplated by this Amendment will not, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Gateway is bound that could reasonably be expected to have a material adverse affect on the ability of Gateway to consummate the transactions contemplated by this Amendment or perform its obligations hereunder.

10.           This Amendment may be executed by the parties in multiple counterparts, each of which shall be deemed an original and all of which together constitute on and the same instrument.

GATEWAY, INC.

By:	/s/ John P. Goldberry
	Name:	John P. Goldsberry
	Title:	Senior Vice President, Chief
Financial Officer

/s/ Lap Shun Hui
LAP SHUN (JOHN) HUI

[Signature Page to First Amendment to Indemnification Agreement]